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Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Shire PLC:

        We consent to the use of our reports dated February 18, 2015, with respect to the consolidated balance sheets of NPS Pharmaceuticals, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
Short Hills, New Jersey February 22, 2016

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  Exhibit 23.3
Consent of Independent Registered Public Accounting Firm